Exhibit 10.1

EQUITY INTEREST PURCHASE AGREEMENT

by and among

ASTRONOVA, INC.

as Buyer

and

ASTRO MACHINE LLC

as the Company

and

GSND HOLDING CORPORATION

as the Seller

dated as of

August 4, 2022

i

EXHIBITS AND SCHEDULES

Exhibit A	—	Escrow Agreement

Exhibit B-1	—	George Selak Employment Agreement

Exhibit B-2	—	Nancy Dedic Employment Agreement

Exhibit C	—	R&W Insurance Binder

Disclosure Schedule	—	Exceptions to Representations and Warranties

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”), is made as of August 4, 2022, by and among AstroNova, Inc., a Rhode Island corporation (“Buyer”), GSND Holding Corporation, an Illinois corporation (“Seller”) and Astro Machine LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, prior to the execution of this Agreement, Seller and the Company effectuated a restructuring transaction qualifying as an “F reorganization” as described in IRS Revenue Ruling 2008-18, whereby (i) the George Selak Trust dated May 6, 2015, (“Selak Trust”) and the Nancy Dedic Trust dated April 21, 2015, (“Dedic Trust” and together with Selak Trust, the “Stockholders” and each a “Stockholder”) contributed, or caused to be contributed, all of the issued and outstanding equity interests of Astro Machine Corporation, an Illinois corporation (the “Predecessor”) to a newly-formed corporation, Seller, (the “Contribution”) in exchange for all of the outstanding shares of Seller (the “Seller Shares”), (ii) following the Contribution but prior to the Conversion (as defined below), Seller filed an election to treat the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (the “Q-Sub Election”), and (iii) following the Q-Sub Election, the Predecessor was converted from an Illinois corporation to a Delaware limited liability company (the “Conversion”) to become the Company (clauses (i) through (iii) collectively, the “Restructuring”);

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding shares of the Company the (“Equity Interests”);

WHEREAS, Seller desires to sell to Buyer all of the Equity Interests, and Buyer desires to purchase from Seller all of the Equity Interests, upon the terms and subject to the conditions set forth herein.

WHEREAS, Board of Directors of the Seller and the Managers of the Company have, (a) approved and adopted this Agreement and the transactions contemplated hereby, including Seller’s sale of the Equity Interests, and (b) recommended that the Seller, as member, approves this Agreement and authorizes and approves each of the transactions contemplated hereby, including the sale of the Equity Interests;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller will deliver to Buyer a duly executed written consent of the Stockholders sufficient to approve this Agreement and authorize and approve each of the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain executive employees of the Company are executing and delivering an employment agreement, which include, among other provisions, certain noncompetition restrictions, the effectiveness of which are contingent upon the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer and the R&W Insurer have entered into the R&W Binder with respect to the R&W Insurance Policy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Interest Rate” means the rate of 1% per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.23(a).

“Business” means the printing equipment and cloud services business of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts (U.S.A) are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CARES Act” has the meaning set forth in Section 3.28.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Purchase Price” means an amount equal to (a) $15,625,000, minus (b) Deducted Liabilities, minus (c) the Escrow Amount.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Business Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Compiled Financial Statements” has the meaning set forth in Section 3.06.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Agreement” means the contribution agreement between the Stockholders and Seller, pursuant to which the Contribution was effected, in form and substance required by applicable Law and reasonably acceptable to Buyer.

“Contribution Documents” means (i) the Contribution Agreement, (ii) the Q-Sub Election, (iii) each other document, agreement, schedule, exhibit, filing, certification or other instrument reasonably necessary or desirable to consummate the transactions in (i) and (ii), (iv) resolutions of the board of directors of Seller approving the foregoing and each other document, agreement, schedule, exhibit, filing, certification or other instrument reasonably necessary or desirable to consummate the Restructuring, and (v) resolutions of the board of directors or managers (as the case may be) of the Company and Seller (in its capacity as the sole member of the Company) approving the Conversion Documents and the documents described in the preceding clauses (i) – (iii), in each case, in form and substance required by applicable Law and reasonably acceptable to Buyer.

“Conversion” has the meaning set forth in the Recitals.

“Conversion Documents” means (i) the certificate of conversion, in respect of the Conversion, (ii) the certificate of formation of the Company following the Conversion, (iii) an operating agreement of the Company following the Conversion, and (iv) each other document, agreement, schedule, exhibit, filing, certification or other instrument reasonably necessary or desirable to consummate the Conversion, in each case, in form and substance required by applicable Law and reasonably acceptable to Buyer.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, determined in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Compiled Financial Statements for the most recent fiscal year end as if such accounts were being prepared and compiled as of a fiscal year end.

“Current Liabilities” means current liabilities of the Company, including current accounts payable and accrued expenses, but excluding deferred Tax liabilities, determined in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Compiled Financial Statements for the most recent fiscal year end as if such accounts were being prepared and compiled as of a fiscal year end.

“Dedic Trust” has the meaning set forth in the Preamble.

“Deducted Liabilities” means the liabilities of the Company as set forth on Schedule A.

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and Buyer concurrently with the execution and delivery of this Agreement.

“EBITDA” means the earnings of the Business before interest, taxes, depreciation and amortization calculated in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies as applied by the Buyer in its financial statements.

“Employment Agreement” has the meaning set forth in Section 7.02(o)Section 7.02(o).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any actual or potential Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning set forth in the Recitals.

“Escrow Agent” means Citizens Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among the Escrow Agent, the Buyer and the Seller substantially in the form of Exhibit A hereof, with such changes as the Escrow Agent, the Buyer and the Seller may reasonably agree to.

“Escrow Amount” means $300,000.00.

“FCPA” has the meaning set forth in Section 3.21(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority having the force of Law, or any arbitrator, court or tribunal of competent jurisdiction, including all taxing authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means Sikich LLP.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property and proprietary rights and assets of every kind and nature throughout the world (and the entire right, title and interest therein and thereto), whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, service names, brands, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions and designs, whether or not copyrightable or registrable, including copyrights, author, performer, moral and neighboring rights; (d) inventions, improvements, discoveries, processes, formulae, techniques, trade secrets, business and technical information, know-how, data, databases, data collections, hardware, technology, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, manuals, and other confidential or proprietary information; (e) patents (including all reissues, divisionals, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software; (g) rights of privacy and publicity; (h) semiconductor chips and mask works; (i) all registrations, applications and renewals for any of the foregoing; and (j) all rights to any Actions of any nature related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for past, present or future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after reasonable inquiry, of George Selak and Nancy Dedic.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgement, decree, Governmental Order, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, development, effect or change that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (a) the business, operations, condition (financial or otherwise), results of operations, assets (including intangible assets), liabilities, employee, customer or supplier relations of the Company, including any event, change, development or effect that has had, or could reasonably be expected to have or result in, individually or in the aggregate (i) a material negative impact on the consolidated annualized EBITDA of the Company, (ii) a material negative impact on the consolidated annualized revenue of the Company, (iii) a material decrease in consolidated assets or a material increase in consolidated liabilities of the Company, (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis, or (c) the ability of Company to conduct its operations after the Closing in substantially the same manner as such business is currently conducted and proposed to be conducted.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Outside Date” means August 31, 2022.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“PPP Loan” has the meaning set forth in Section 3.28.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Q-Sub Election” has the meaning set forth in the Recitals.

“R&W Insurance Binder” means the agreement by and between the R&W Insurer and the Buyer, dated as of the date hereof, to bind the R&W Insurance Policy.

“R&W Insurance Policy” means the representations and warranties insurance policy to be issued by the R&W Insurer to the Buyer with effect as of the Closing Date pursuant to (and subject to the terms and conditions of) the R&W Binder (as such policy may be amended, modified or supplemented from time to time).

“R&W Insurer” means Markel International Insurance Company Limited.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of developing, manufacturing, selling and/or servicing printers and/or cloud services related thereto.

“Restricted Period” has the meaning set forth in Section 5.08(a).

“Sales Taxes” has the meaning set forth in Section 3.25(b).

“Sanctions” has the meaning set forth in Section 3.21(b).

“SBA” means the United States Small Business Administration.

“Selak Trust” has the meaning set forth in the Preamble.

“Seller” has the meaning set forth in the Recitals.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Shares” has the meaning set forth in the Recitals.

“Stockholder” and “Stockholders” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 6.04.

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including (but not limited to) gross receipts, income, profits, net worth, capital stock, capital gain, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, escheat, unclaimed property, stamp, registration, license, excise, export, natural resources, severance, environmental, premium, windfall profit, customs, duties, real property, personal property and other taxes of any kind whatsoever, as well as public imposts, fees and social security charges (including health, unemployment, disability, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions, (b) any liability for any amounts of the type described in clauses (a), (c) and (d) hereof of a predecessor entity, (c) any liability for the payment of any amounts of the type described in clauses (a), (b) or (d) hereof as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) hereof as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

“Tax Claim” has the meaning set forth in Section 6.03(b).

“Tax Return” means any return, declaration, report, estimate, claim for refund, form or information return or statement relating to, or required to be filed in connection with, the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax, including any election, declaration, schedule or attachment thereto, and including any amendment or supplement thereof (and including information returns, affiliated, combined, consolidated or unitary returns for any group of entities or reports with respect to backup withholding and other payments to third parties).

“Territory” means the United States of America and any location under the jurisdiction of the United States federal government.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the R&W Insurance Binder, the Employment Agreements, the Contribution Documents, the Conversion Documents, and all other written agreements, documents and certificates delivered pursuant hereto or in connection herewith, including all schedules and exhibits thereto.

“Union” has the meaning set forth in Section 3.24(c).

Section 1.01 Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties or covenants, means material in relation to such party. All cash amounts set forth in this Agreement are in U.S. Dollars unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Equity Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Equity Interests shall consist of (a) the Closing Cash Purchase Price, plus (b) the Escrow Amount (to the extent such funds become distributable pursuant to the terms of this Agreement and the Escrow Agreement).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Seller the Closing Cash Purchase Price by wire transfer of immediately available funds to an account Seller designated in writing by Seller to Buyer no later than five (5) Business Days prior to the Closing Date;

(ii) deliver the Escrow Amount to the Escrow Agent for deposit in the escrow account established pursuant to the terms and conditions of the Escrow Agreement; and

(iii) deliver the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver, or caused to be delivered, to Buyer:

(i) certificates, if any, evidencing the Equity Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by membership interest powers or other instruments of transfer duly executed in blank;

(ii) the Company’s minute book including minutes of general meetings, minutes of the board of directors and audit minutes;

(iii) all technical information, documentation and specifications related to each of the Company’s products;

(iv) a properly completed and executed IRS Form W-9 from Seller; and

(v) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller and each Stockholder at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 [Reserved]

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interests contemplated hereby shall take place at a closing (the “Closing”) to be held by the electronic exchange of signatures on the second (2nd) Business Day after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Rights. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable in respect of the Equity Interests to Seller or either of the Stockholders or any other payments contemplated by this Agreement such amount, if any, as Buyer determines in good faith is required to be deducted and withheld with respect to the making of such payment under applicable Tax Law, and to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-9, or any similar information, from Seller and any other recipient of any payment hereunder. Buyer will use commercially reasonable efforts to notify Seller of any amounts otherwise payable to Seller that Buyer or the Company intends to deduct and withhold and the basis for such deduction and withholding at least five (5) Business Days prior to the making of the payment from which the amount shall be withheld in order to provide Seller with the opportunity during such five (5) Business Day period to procure such documentation or take any other actions necessary to establish an entitlement to a reduction or elimination of such deduction or withholding. Any amounts withheld (or caused to be withheld) under this Section 2.06 shall be treated for all purposes as having been paid to Seller or such other recipient, as applicable, in respect of which Buyer made such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Illinois. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, and, has full corporate power or limited liability company power, as the case may be, and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized.

Section 3.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Equity Interests, free and clear of all Encumbrances. The Equity Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Equity Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Equity Interests, free and clear of all Encumbrances.

(b) All of the Equity Interests were issued in compliance with all applicable Laws. None of the Equity Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of the Company or obligating either Seller or the Company to issue or sell any equity interest in, or any other interest in, the Company. The Company does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company’s compiled financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2019, 2020 and 2021 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Compiled Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Compiled Financial Statements, the

“Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, exceptions, and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting. Seller has delivered to Buyer complete copies of all of Company’s financial statements and reconciliations provided to lenders in the prior three years and copies of all of the Company’s bank statements for the six months preceding the date hereof, and will deliver to Buyer copies of all Company’s bank statements for the period following the date hereof and until the Closing or earlier termination of this Agreement.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies to prepare its financial statements consistently applied, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. There is no earnout or other compensation arrangements between the Company and any other Person giving any Person a right to compensation or payments from the Company based upon the occurrence of any event or the results of the Company’s operations. There is no rent or other obligation owed to any Person and no Person has a right to payment from the Company in connection with the lease or use of Real Property by the Company.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or directly as a result of the Restructuring, there has not been, with respect to the Company, any of the following:

(a) to Seller’s Knowledge, event, occurrence or development that has had, or could reasonably be expected to have a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock prior to Conversion or equity interest after Conversion;

(d) issuance, sale or other disposition of any of its capital stock prior to Conversion or equity interest after Conversion, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock prior to Conversion or equity interest after Conversion;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock prior to Conversion or equity interest after Conversion;

(f) change in any method of accounting or accounting practice of the Company, except as required by applicable Law or as disclosed in the notes to the Financial Statements;

(g) except as set forth in Section 3.08(g) of the Disclosure Schedules, material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) except as set forth in Section 3.08(i) of the Disclosure Schedules incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j) except as set forth in Section 3.08(j) of the Disclosure Schedules transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) liability arising out of an Environmental Claim or a violation of any Environmental Law related to the Company or its facilities;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company properties, capital stock prior to Conversion or equity interest after Conversion, or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interest in, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election; change any annual Tax accounting period; adopt or change any method of Tax accounting; file or amend any Tax Return; fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all respects; fail to pay any amount of Taxes when due; enter into any closing agreement; settle any audit, suit, litigation, proceeding, claim, assessment or other Action for or relating to any Taxes; surrender any right to claim a Tax refund, offset or other reduction in Tax Liability; consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period;

(aa) any other unanticipated or unplanned capital expenditures or changes related to the business, including, any (i) changes to key managerial or operational personnel; (ii) significant changes in the Company’s key customer, vendor or supplier relationships; (iii) significant changes in the key commodities, vendors or suppliers utilized in the distribution process of the Company’s business; (iv) significant regulatory actions, findings or other changes which would materially impact the operations or performance of the business; (v) material changes in statutory or regulatory requirements, that if in the threat of implementation or in the implementation itself, would materially impact the operations, operating behaviors or profitability of the Company; (vi) deferral of capital expenditures, which if not remedied, would materially impact the operations or performance of the Company; (vii) material changes in the Company’s work force, wage and benefit structures, or work rules; and (viii) material changes in the Company’s warranty requirements;

(bb) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption or guarantee of any Tax, environmental or other Liability of any Person outside of the ordinary course of business;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or equity interest or assets of any other Person or any real property (whether by merger, sale of stock prior or equity interest, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) any Contracts to which the Company is a party that provide for a right to an earnout or other compensation from the Company based upon the occurrence of any event or the results of the Company’s operations.

(xii) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Knowledge of Seller, neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Compiled Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable and for which adequate accruals or reserves have been established in accordance with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used to prepare the Financial Statements consistently applied; or

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property set forth on Section 3.10(a)(iii) of the Disclosure Schedules;

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(v) other imperfections of title or Encumbrances, if any, that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

With respect to owned Real Property, the Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller or the Company and relating to the Real Property. With respect to leased Real Property, the Seller have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Knowledge of Seller, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) The machinery, equipment, and other tangible assets that are owned or leased by the Company and that are material to the business, financial condition, operations, results of operations, or future prospects of the Company have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

Section 3.11 Condition and Sufficiency of Assets. To Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and, to Seller’s Knowledge, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists (i) all Company IP Registrations (including for each item, (A) the record owner thereof, (B) the jurisdiction or registrar therefor, (C) the applicable registration, application or serial number or similar identifier, and (D) the status thereof, including any and all actions that are due or must be taken, including payments that are due or must be made, within ninety (90) days of the Closing Date to obtain, maintain, perfect or renew such item) and (ii) all Company Intellectual Property, including software, that are not registered Company IP Registrations but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise valid, subsisting and in good standing. Seller have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Seller has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company and the other parties thereto in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial record, owner of all right, title and interest in and to the Company IP Registration, and has the valid right to use all other Intellectual Property which is used or held for use in connection with, or is necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property. To Seller’s Knowledge, there has been no unauthorized disclosure or use of, or access to, any such trade secrets or other confidential information. Company has used proper patent, trademark, copyright or similar notices or markings in the operation of its business as reasonably necessary to maintain the Company Intellectual Property.

(f) The conduct of the Company’s business as currently and formerly conducted (including any product or service marked or sold thereby), and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There have been and are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person by the Company; (ii) challenging the legality, validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of the Company Intellectual Property. Neither the Company nor Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the ownership, use or other exploitation of any Company Intellectual Property, to the Seller’s Knowledge.

(h) None of the Company Intellectual Property, nor any product or service marketed or sold by Company, constitutes or is dependent on any open source computer code, or is subject to any license or other obligation that may (i) require the disclosure or distribution to any Person of any source code, trade secret or other confidential information, or require the licensing of any Intellectual Property for the purpose of creating derivative works, (ii) restrict consideration to be charged for the distribution of any Intellectual Property, or (iii) create any obligation with respect to other Intellectual Property, or require the grant of any rights or immunities under any other Intellectual Property.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past 12 months, to Seller’s Knowledge, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable within ninety (90) days in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, consistently applied, subject to normal year-end adjustments, exceptions, and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the three most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate, materially reduce or adversely modify its relationship with the Company.

Section 3.16 Warranties. Except as set forth on Section 3.16 of the Disclosure Schedules, no service or product provided, sold, leased, licensed or delivery by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) warranties arising by operation of Law and (ii) the Company’s standard express written warranty and standard terms and conditions of sale or lease, all of which are set forth on Section 3.16 of the Disclosure Schedule. Each product or service sold, leased or provided by the Company has been sold, leased or provided in conformity with all such warranties and other contractual commitments.

Section 3.17 Transactions with Affiliates. Except as set forth on Section 3.17 of the Disclosure Schedules, neither the Seller nor any Affiliates of the Company:

(a) owns directly or indirectly, any ownership interest or investment in any Person that is a direct competitor, lessor, lessee, customer or supplier of the Company;

(b) owns or leases any assets, properties or rights used in the business of the Company;

(c) is party to any Contract with the Company or which otherwise benefits the business of the Company (other than employment agreements); or

(d) has received from or furnished to the Company any goods or services or is involved in any business relationship with the Company (other than as an equityholder or employee of the Company).

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any Affiliate of Seller (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.19 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.19(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.20 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, operations, properties or assets, in any material respect.

(b) Neither the Company, Seller, nor any of Company’s officers, directors, employees or, to the Knowledge of Seller, agents (in such capacity) has been cited, fined or otherwise notified in writing of any past or present actual or alleged failure by such Person to comply with any Laws.

(c) The Company and each Company employee and other personnel possess all Permits required to be held for the Company to conduct its business, including with respect to the operation of leased real property and all such Permits and are valid and in full force and effect (including all Environmental Permits). All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.20(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration and no other Permits are required for Company to conduct the Company’s business as currently conducted. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.20(c) of the Disclosure Schedules.

(d) All products sold by the Company meet all necessary legal, regulatory and customer qualifications and, as appropriate, certifications.

Section 3.21 Foreign Corrupt Practices; Sanctions; Export Controls.

(a) Neither the Seller nor the Company, any director, officer, or employee of the Company (in their capacity as such) or, to the Knowledge of Seller, any consultant, agent or other Person acting for or on behalf of the Company has taken any action that would result in a violation by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any other anti-corruption Law, or would constitute such a violation if taken by a person domiciled in the United States including taking any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment of any money, property, gift or anything of value, directly or indirectly (i) to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to influence official action, or (ii) to any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a foreign official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so.

(b) Neither the Seller nor the Company, any director, officer, or employee of the Company (in their capacity as such) or, to the Knowledge of Seller, any consultant, agent or other Person acting for or on behalf of the Company is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), U.S Department of Commerce or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), including, but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including Russia, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or the so-called Donetsk People’s Republic (“DNR”) and Luhansk People’s Republic (“LNR”) regions of Ukraine). The Company (i) has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions and (ii) has been in compliance with and has not been given notice of any violation of, and, to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions.

(c) The Company is not registered, or required to be registered, with the U.S. Department of State’s Directorate of Defense Trade Controls. The Company does not manufacture or export “defense articles” or provide “defense services,” as those terms are defined under sections 120.6 and 120.9, respectively, of the International Traffic In Arms Regulations (22 C.F.R. parts 120-130). None of the Company’s products, technology or related services requires a license from the U.S. Department of Commerce’s Bureau of Industry and Security. The Company (i) has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was included on the U.S. Department of Commerce’s Entity List or Denied Persons List, and (ii) has been in compliance with and has not been given notice of any violation of, and, to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable export control Laws.

Section 3.22 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.22(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company and the Seller through the Closing Date in accordance with Environmental Law, and neither the Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same. If any Environmental Permit would expire after the Closing Date, such that an application to renew any such Environmental Permit would be due prior to the Closing Date, the Company has submitted an application to renew such Environmental Permit(s) or will do so timely prior to the Closing Date, and the Seller shall cooperate with Buyer in the renewal of any such Environmental Permit(s).

(c) No real property owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials with respect to the business or assets of the Company or any Real Property currently owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(e) Seller has previously delivered to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or Company.

(f) Section 3.22(f) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(g) Section 3.22(g) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and, to Seller’s Knowledge, any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(h) Neither the Seller nor the Company has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(i) Seller has provided or otherwise made available to Buyer and listed in Section 3.22(i) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, and risk assessments with respect to the business or assets of the Company or any owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j) To Seller’s Knowledge, as of the Closing Date, there are not any conditions, events or circumstances concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.23 Employee Benefit Matters.

(a) Section 3.23(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, insurance policies and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.23(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.23(a) of the Disclosure.

(b) With respect to each Benefit Plan, Seller have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by Law.

(d) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(e) No Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company does not have any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(f) There is no pending or, to the Knowledge of Seller, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

(g) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(i) Except as set forth in Section 3.23(i) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.24 Employment Matters.

(a) Section 3.24 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet used in the calculation of Closing Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) None of the Company’s employees have on the date hereof received or given notice of termination or have indicated that such notice may be expected.

(c) The Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement, local agreement, in-house agreements or other Contract with a union, works council or labor organization (collectively, “Union”), and the Company is not, and has not previously been, a member of an employers’ association. There is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(d) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices that relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, part-time work, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and no individual or company engaged by the Company as an independent contractor or consultant may raise claims against the Company based on such individual being an employee in fact or otherwise being able to rely on statutory employee protection rules. There are no Actions against the Company pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, equal pay, wage and hours or any other employment related matter arising under applicable Laws. including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.25 Taxes.

(a) Except as set forth in Section 3.25(a) of the Disclosure Schedules, all Tax Returns required to be filed by the Company have been properly prepared, signed and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns were required to have been filed. Such Tax Returns were prepared in compliance with all applicable Tax Laws and are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown or required to be shown on any Tax Return) have been paid on a timely basis. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens on any of the assets of the Company that arose in connection with any failure or alleged failure by the Company to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting, backup withholding and payroll Tax provisions of applicable Law in all material respects. The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision or services that are exempt from Sales Taxes and that were made without charging the remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(c) No written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) The amount of the Company’s liability for unpaid Taxes as of the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Balance Sheet shall not, in the aggregate exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f) The Company is not a party to any material Action in respect of any Taxes by any Governmental Authority. The Company has not received written notice (including a request for more information) from a Tax authority of (i) any pending or threatened Tax audit, proceeding, dispute or claim or (ii) any Tax deficiency relating to the Company.

(g) Section 3.25(g) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully paid.

(i) Seller has delivered to Buyer copies of all federal, state, and local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(j) There are no Encumbrances for Taxes (other than Encumbrances for Taxes described in (i) of the definition of Permitted Encumbrances) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested by the Company or the Seller or entered into or issued by any Governmental Authority, with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under any Law, as transferee or successor, by Contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) any closing agreement executed under Section 7121 of the Code (or any comparable provision of state, or local or foreign Tax law) or any other agreement executed in connection with the settlement of an audit by a Governmental Authority or of any other Tax proceeding, in each case on or prior to the Closing Date;

(iii) any prepaid amount, advance payment or deferred revenue received on or prior to the Closing Date;

(iv) an installment sale or open transaction occurring on or prior to the Closing Date;

(v) any election for a Pre-Closing Tax Period to defer the recognition of cancellation of debt income under federal, state, or local or foreign Tax Law, including, without limitation, Section 108(i) of the Code;

(vi) the application of Section 362(e) or Section 965 of the Code (or any comparable provision of any Tax Law);

(vii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of any Tax Law); or

(viii) any other transaction reflecting economic income that arose on or prior to the Closing Date.

(o) There is no income of the Company that will be required under applicable Tax Law to be reported by Buyer, the Company or any of their respective Affiliates, for a Tax period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising on or prior to the Closing Date.

(p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under any Tax Law.

(q) The Company does not own any interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. No property owned by the Company is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 76-30 or 2001-28, (iv) subject to Section 168(g)(1)(A) of the Code or (v) subject to any provision of Tax Law comparable to any of the provisions listed above.

(r) Section 3.25(r) of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) in which the Company is or has ever been registered for Taxes or its business, files or is required to file or has been required to file any Tax Return or is liable for any Taxes on a “nexus” or other basis, identifying the type of Tax or Tax Return, as applicable, with respect to the Company.

(s) The Company does not own any interest in an entity, and is not a party to any contractual arrangement or joint venture or other arrangement, that is or could be characterized as a partnership for Tax purposes.

(t) The Company has in its possession official government receipts for any Taxes paid by it to any Governmental Authority.

(u) The Company is not, and has never been, a party to a transaction or Contract that is in conflict with the tax rules on transfer pricing in any jurisdiction.

(v) At all times from its inception through March 31, 2015, the Company qualified as a C corporation for all federal, state and local income Tax purposes. Effective as of April 1, 2015 until the Contribution, the Company qualified as a valid “S corporation” within the meaning of Section 1361(a) of the Code and all comparable state or local Tax Laws and no Governmental Authority has challenged the classification of the Company as an “S corporation” for income Tax purposes during such period. For the period from April 1, 2015 until the Contribution, the Company, Seller and the Stockholders had not taken any position on any Tax Return or otherwise that was inconsistent with the Company’s status as an “S corporation.” None of the assets held by the Company on the Closing Date are subject to the built-in gains tax of Section 1374 of the Code, and the Company has not acquired assets in any carryover basis transactions in the five-year period ending on the Closing Date that would be subject to Section 1374 of the Code. At all times from and after the Contribution and until the Conversion, the Company qualified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. At all times after the Conversion, the Company will be disregarded as an entity separate from Seller under and within the meaning of Treasury Regulations Sections 301.7701-2(c)(2) and 301.7701-3(b)(1)(ii). No election has been filed or is pending to change the income Tax treatment of the Company in a manner that is inconsistent with any of the foregoing.

(w) The Company does not, and never has had, any direct or indirect shareholders (or deemed shareholders) who are not “United States persons,” as determined for federal income Tax purposes.

(x) The Company has no obligation, and never has had any obligation, to file any form TD F 90 22.1 (and its successor form, FinCEN Form 114).

Section 3.26 Books and Records. The minute books and stock or equity interest record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or members, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders or members, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.27 Brokers. Except as set forth in Section 3.27 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.28 PPP Loans.

(a) The Company received a Paycheck Protection Program (PPP) loan pursuant to Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (together with all regulations and guidance issued by any Governmental Authority with respect thereto, and as in effect on the date hereof, the “CARES Act,” and such loan, the “PPP Loan”). The Company (i) complied in all material respects with the terms and conditions of the CARES Act applicable to the PPP Loan; and (ii) used the proceeds of the PPP Loan only for “allowable uses” as described in Section 1102 of the CARES Act (with at least 60% of such proceeds for purposes that result in the PPP Loan being eligible for forgiveness) or used for the repayment of the PPP Loan; and (iii) provided Buyer with copies of the PPP Loan and the loan documentation for the PPP Loan.

(b) The Company determined in good faith, that it was eligible to apply as a borrower under the SBA’s Paycheck Protection Program, including the application of SBA affiliation rules, and in making such determination considered all Interim Final Rules and all frequently asked questions issued by the U.S. Small Business Administration or the United States Treasury, including determining that the economic uncertainty made the loan request necessary to support the Company’s ongoing operations taking into account their current business activity and the Company’s ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that is not significantly detrimental to the business.

(c) All applications, documents, and other information submitted to any governmental authority with respect to the PPP Loan were true and correct in all material respects.

Section 3.29 Restructuring. Unless the context otherwise requires, the “Company” as used in this ARTICLE III shall, for all relevant times prior to the Q-Sub Election mean the Predecessor and for all relevant times following the Q-Sub Election, mean both the Company and Seller.

Section 3.30 No Other Representation and Warranties. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that, except as set forth in the correspondingly numbered Section of the Disclosure Schedules the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Rhode Island. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 4.03 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.04 Investment Purpose. Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, property, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company, or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules). Provided, however, the representations, warranties and covenants of Seller, and the Buyer’s right to indemnification with respect thereto, shall not be effected or deemed waived except for instances in which Buyer or any of its Representatives had actual knowledge at any time that any such representation or warranty is or was inaccurate. Notwithstanding the foregoing, nothing in this Section 4.07 shall limit or restrict any rights of Buyer to maintain or recover any amounts in connection with any Action based on Fraud. For purposes of this Agreement, “Fraud” of Sellers or the Company shall be deemed to exist only if (a) such Person knew or should have known that its representation and warranty was false at the time it was made and (b) such Person intended to deceive and mislead Buyer by such Person making such representation and warranty.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withhold, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company to preserve, maintain and comply with all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply with all applicable Laws and all applicable U.S. export controls, Laws and regulations;

(i) cause the Company not to take or permit any action that would violate Sanctions; and

(j) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur or that would cause a breach of any warranty in ARTICLE III.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as to not interfere with the normal operations of the Company. Without limiting the foregoing, Seller shall (x) permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property, and (y) furnish to Buyer and its Representatives all such reasonable information concerning the affairs of the Company related to its Real Property or any of the other assets as Buyer or any of its Representatives may reasonably request, including, without limitation, copies of all plans, environmental site assessments, sampling data, effluent discharge testing, monitoring and measuring reports and information, other emissions and discharge reports and information, cost estimates, agreements and Permits, enforcement actions, notices of violation and other information pertaining to the condition and operation of the Real Property and the facilities located thereon, and the connection of the Real Property to any applicable sewer system, electrical service or other utility. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within twenty Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under ARTICLE VIII with respect to such matter.

Section 5.04 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of his or her or its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, rental, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.04, Seller shall promptly (and in any event within one Business Day after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within twenty Business Days of its receipt of such notice, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under ARTICLE VIII with respect to such matter.

Section 5.06 Confidentiality.

(a) The Buyer and Seller agree that their existing Nondisclosure Agreement dated as of August 6, 2021 (“Confidentiality Agreement”) will remain in full force and effect in accordance with the terms thereof until the Closing Date. In addition, from the date of the Agreement until three (3) years from the date of the Agreement, the parties shall hold, and shall cause its respective Affiliates to, hold, and shall use its best efforts to cause their or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other parties, except to the extent that the receiving party can show that such information (i) is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (ii) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (iii) is lawfully acquired by such party, any of his or her or its Affiliates or their respective Representatives from and after the Closing from sources which are not bound by a legal, contractual, fiduciary or other obligation to maintain such information in confidence. If a party or any of his or her or its Affiliates or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section shall nonetheless continue in full force and effect.

Section 5.07 Securities Law Compliance. The Company, the Seller and each Stockholder are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and each of the Seller, the Company and the Stockholders agree that they will neither use, nor cause any third party to use, no trade in any securities of the Buyer while in possession of, any material nonpublic information regarding the Buyer in contravention of such Act or any such rules and regulations, including, without limitation, Rules 10b 5 and 14e 3. The Company, the Seller and each Stockholder understand and acknowledge that it and its Affiliates could be subject to fines, penalties, and other liabilities under applicable securities laws if it or its Affiliates trade in the Buyer’s securities while in possession of any material nonpublic information or communicate such information to any other person who trades in such securities. Each Stockholder agrees that it and its Affiliates will refrain from trading in the Buyer’s securities until such time as such Stockholder and such Stockholder’s affiliates may properly do so under all applicable Laws and without breach by such Stockholder or such Stockholder’s Affiliates of this Agreement.

Section 5.08 Non-competition; Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each of the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b) During the Restricted Period, each of the Seller shall not, and each shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, each of the Seller shall not, and each shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Seller acknowledge that a breach or threatened breach of this Section 5.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.09 R&W Insurance Policy. Prior to the Closing, Buyer shall use reasonable best efforts to obtain and bind the R&W Insurance Policy on the terms and conditions satisfactory to Buyer. Seller and the Company shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Insurance Policy. Prior to the Closing, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.

Section 5.10 Non-disparagement. Seller hereby agrees that, in consideration of the payments to be made to Seller for Seller’s Equity Interests pursuant to this Agreement, Seller shall not knowingly, and shall not permit any of its Affiliates to directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative statement about the Buyer, the Company or their respective officers, directors, employees, consultants, partners, shareholders or agents (or any of their respective products, Intellectual Property or services).

Section 5.11 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not intentionally take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. To the extent Seller are unable to deliver any of such consents at or prior to the Closing and Buyer chooses to waive such closing condition in accordance with the terms of this Agreement, Seller shall use their best efforts to deliver such consents as soon as commercially practical, in form and substance approved by Buyer, to Buyer. If such consent, approval or authorization cannot be obtained, Seller shall use their best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.11(e)shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; (iii) any material modification or waiver of the terms and conditions of this Agreement or (iv) make any payment

Section 5.12 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained for the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained for the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.12 where such access would violate any Law.

Section 5.13 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.14 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer and Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the purchase and sale of the Equity Interests under this Agreement shall be borne and paid by Seller and Buyer equally (excluding any such Taxes attributable to a deemed transfer of real property, the timely payment of which Taxes, an filing of any associated Tax Returns, shall be the responsibility of Seller) when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) and shall split any reasonable and documented expenses incurred in the process equally.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, nor Seller nor any Affiliates of Seller and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification; Tax Claims.

(a) Except to the extent treated as a liability in the calculation of Closing Working Capital, the Seller shall, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.25; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VI; (iii) all Pre-Closing Taxes of the Company or Taxes relating to the business of the Company for all Pre-Closing Tax Periods; (iv) all Taxes of the Stockholders or the Seller for any period; (v) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under any Tax Law of any jurisdiction; (vi) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring on or before the Closing Date; (vii) Taxes attributable to any Pre-Closing Tax Period incurred as a result of the Company’s failure to (a) properly collect and remit any Sales Taxes, (b) file any Tax Return in respect of Sales Taxes that should have been filed, or (c) receive and retain any required Tax exemption certificates or other documentation qualifying any transaction as exempt from Sales Taxes; (viii) all Taxes of the Company arising as a result of Section 965 of the Code; and (ix) any employment, payroll or similar Taxes deferred under the CARES Act, in the case of each of (i) through (vii), together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 6.03 within fifteen (15) Business Days after payment of such Taxes by Buyer or the Company. For purposes of this Section 6.03, the amount of any Loss shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to any representation, warranty or covenant.

(b) If there is (i) any audit, suit, litigation, proceeding, claim, assessment or other Action (including any Tax audit) in respect of Taxes for which the Seller would have an indemnification obligation under Section 6.03(a) that is asserted in writing against Buyer or the Company (any such Action, a “Tax Claim”), Buyer shall notify the Seller of such Tax Claim in writing after receipt thereof, and shall give the Seller such information with respect thereto as they may reasonably request, as determined by Buyer; provided, that the failure of Buyer to give notice or information as provided in this Section 6.03(b) shall not relieve the Seller of their obligations under Section 6.03(a). In the case of any Tax Claim relating to income Taxes of the Company for any Pre-Closing Tax Period (any such Tax Claim, a “Seller Tax Claim”), Seller shall control any such Seller Tax Claim at Seller’s sole cost and expense; Buyer shall control all other Tax Claims. Notwithstanding the foregoing, Seller shall (i) conduct the defense of any Seller Tax Claim actively, diligently and in good faith, (ii) consult with Buyer regarding any Seller Tax Claim, (iii) provide Buyer with information and documents related to any Seller Tax Claim, (iv) permit Buyer or its Representative to participate in the defense of any Seller Tax Claim at Buyer’s own expense, and (v) not settle, discharge, or otherwise dispose of any Seller Tax Claim without the prior written consent of Buyer, which shall not be unreasonably withheld conditioned, or delayed. Notwithstanding anything to the contrary in this Agreement, the procedures relating to claims for indemnification under Section 6.03(a) shall be governed exclusively by this Section 6.03(b).

Section 6.04 Straddle Period. To the extent permitted or required by applicable Law, any taxable period of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be (a) in the case of real, personal and intangible property Taxes of the Company, shall equal the property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (b) in the case of any other Taxes of the Company, shall be computed based on a closing of the books as if the entire Straddle Period ended as of the close of business on the Closing Date.

Section 6.05 Tax Treatment; Allocation Schedule.

(a) The Buyer and the Seller acknowledge and agree that the sale and transfer of the Equity Interests by Seller to Buyer pursuant to this Agreement shall be treated for income tax purposes as a sale and transfer of all the assets of the Company by Seller to Buyer, as of the Closing Date.

(i) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller for Seller’s approval a draft of the purchase price allocation schedule (the “Allocation Schedule”) allocating the gross purchase price for the Equity Interests, as determined for federal income Tax purposes, among the assets of the Company in accordance with Section 1060 of the Code. If Seller disagrees with the Allocation Schedule, Seller shall notify Buyer of such disagreement and the basis for its disagreement in writing within thirty (30) days after Seller’s receipt thereof. Seller and Buyer shall work in good faith to resolve any such disputes relating to the Allocation Schedule.

(ii) If Seller and Buyer are unable to resolve any such disputes relating to the Allocation Schedule within thirty (30) days after Buyer’s timely receipt of written notice of such dispute from Seller, the disputes shall be submitted for resolution to the Independent Accountant, who, shall resolve such disputes and shall make any adjustments to the Allocation Schedule that it deems necessary; provided, however, the Independent Accountant shall decide only the specific items under dispute by Seller and Buyer. Any fees and expenses of the Independent Accountant shall be split equally between Buyer and Seller.

(iii) If Seller and Buyer agree to the Allocation Schedule (whether through written affirmation by each of Seller and Buyer or because Seller does not timely provide Buyer with written notice of any dispute, as required in clause (i) above), or after a determination is made with respect to any dispute relating to the Allocation Schedule by the Independent Accountant, the Allocation Schedule shall be updated to reflect any such agreement or determination. No party hereto shall file any Tax Return (including IRS Form 1120-S, IRS Form 8594 and any corresponding or similar form) or take a position with any Governmental Authority that is inconsistent with the allocations set forth on the Allocation Schedule (as finally determined or modified pursuant to this Section 6.05(a)), unless required to do so pursuant to a determination as defined in Section 1313(a) of the Internal Revenue Code.

Section 6.06 Cooperation and Exchange of Information. Stockholders, Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Stockholder, Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholders, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Refund. Except to the extent reflected as an asset (or an offset to a liability) in the computation of the Purchase Price (as finally determined), any Tax refund (or Tax credit in lieu of Tax refund) received after the Closing Date by the Company that is attributable to either a Tax paid by the Company, Seller or the Stockholders prior to the Closing or an indemnification payment made by Seller to Buyer after the Closing shall be paid (net of any Taxes and reasonable expenses incurred in connection therewith) to Seller within ten (10) Business Days after receipt of such Tax refund (or claiming such Tax credit in lieu of Tax refund against Taxes due and payable). For the purposes of this Section 6.07, if any Tax refund (or Tax credit in lieu of Tax refund) is subsequently determined by any Governmental Authority to be less than the amount paid by Seller pursuant to this Section 6.07, Seller shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed Tax refunds owed to a Governmental Authority) to Buyer.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.25 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, the Seller shall have performed such agreements, covenants and conditions, as so qualified in all respects.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing or any transaction contemplated hereby and no Governmental Authority shall have threatened to commence any action.

(d) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expect to result in a Material Adverse Effect; provided, however, that for the purposes of this Section 7.02(d), “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter which has been disclosed to Buyer on or prior to the date hereof; (vii) any changes in applicable Laws or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(e) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by the Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller and the Company certifying the names and signatures of the officers of Seller and the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have received acknowledgements from the members and officers of the Company confirming that they do not have any claim against the Company and that the Company does not have any Liability to such directors and officers or any Affiliate.

(j) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and any jurisdiction where the Company is required to be qualified to do business, except where such failure to qualify would not be reasonably be expected to have a Material Adverse Effect

(k) Seller shall have delivered, or caused to be delivered, to Buyer the Company’s register of equity holders with the Buyer duly registered as the owner of the Equity Interests, free and clear of Encumbrances.

(l) All of the Company’s minute book including minutes of general meetings, minutes of meetings of the board of directors shall be located at the Company’s premises.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) All Company Contracts are in full force and effect in accordance with their terms, and the Company will not have any liabilities or obligations under such Contracts relating, in whole or in part, to any period prior to the Closing other than Current Liabilities.

(o) George Selak and Nancy Dedic shall each have accepted in writing an offer regarding continued employment by the Company following, and subject to the effectiveness of, the consummation of the transactions contemplated by this Agreement, on terms acceptable to the Buyer (including the execution of an employment agreement substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2, respectively (the “Employment Agreement” or “Employment Agreements”)).

(p) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any Material Adverse Effect.

(q) From the date of this Agreement and on and as of the Closing Date, there shall not have occurred any event set forth in Section 3.08.

(r) Buyer shall have received such additional documents as, in Buyer’s reasonable discretion, are necessary in order to effect Closing.

(s) Buyer and its representatives and agents are satisfied with their due diligence review of the Company in Buyer’s sole discretion.

(t) Buyer is satisfied that the Company’s tangible assets are in good and serviceable condition and capable of supporting the Company’s business after the purchase of the Equity Interests by Buyer at the Closing.

(u) All products sold by the Company meet all necessary legal, regulatory and customer qualifications and certifications.

(v) Buyer shall have obtained and bound the R&W Insurance Policy on the terms and conditions satisfactory to Buyer.

(w) Seller shall have delivered payoff letters from Fifth Third Bank, National Association.

(x) Seller and the Stockholders shall have caused Selak Real Estate Limited Partnership to enter into a binding purchase and sale agreement with the Company for the purchase by the Company of the property located at 630 Lively Boulevard, Elk Grove Village, Illinois 60077.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.05, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Buyer shall have delivered to Seller an amount equal to the Closing Cash Purchase Price in immediately available funds by wire transfer, to an account or accounts designated at least five (5) Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(e) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.25 (Taxes) which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is one (1) years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization), Section 3.12 (Intellectual Property), and Section 3.27 (Brokers), shall survive indefinitely, (b) Section 3.22 (Environmental Matters) shall survive for a period of eighteen (18) months after the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, nothing in this Section 8.01 shall affect the time periods during which any indemnification claim may be made under the R&W Insurance Policy.

Section 8.02 Indemnification By Seller and Stockholders. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.25 (Taxes), it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the material inaccuracy in or material breach of which will be determined with reference to such specified date);

(b) any material breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c) in the event that performing the Company’s obligations pursuant to a product warranty or Contract would violate Sanctions, in the sole discretion of the Buyer, any liability related to the Company’s breach of such obligations thereunder.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02 or Section 8.03, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02 or Section 8.03 exceeds sixty thousand dollars ($60,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company) Section 3.03 (Capitalization), Section 3.12 (Intellectual Property), Section 3.22 (Environmental Matters), Section 3.27 (Brokers) or ARTICLE VI.

(c) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty, and the amount of any Loss, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) With respect to the recovery of Losses from the Seller pursuant to Section 8.02(a), the Buyer and/or its respective shareholders, directors, officers, employees, agents and representatives, as applicable, shall have to recover (i) first, from the R&W Insurance Policy, to the extent applicable, and (ii) thereafter, if the Buyer and/or its respective shareholders, directors, officers, employees, agents and representatives have exhausted their ability to recover under the R&W Insurance Policy, as applicable, then directly from the Seller, but only up to an amount not to exceed $300,000.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than five (5) calendar days after receipt of such notice of such Third Party Claim. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.05, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim as provided under this ARTICLE VIII and

(ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder. The foregoing notwithstanding, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in this Section 8.05(a) within thirty (30) days of receipt of notice of the Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.05, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Indemnified Party, as the case may be, from all liabilities on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the fees and expenses of such separate counsel shall constitute indemnifiable Losses hereunder (i) to the extent incurred by the Indemnified Party prior to the date that the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith. Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything herein to the contrary, if the Third Party Claim is a Tax Claim, the procedures in respect of such Tax Claim shall be determined in accordance with the provisions of ARTICLE VI hereof, rather than this Section 8.05(a).

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.25 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; R&W Insurance Policy. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, if the Indemnified Party is Buyer such Loss shall be satisfied by recovery under the R&W Insurance Policy. To the extent that the amount of the Loss is not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), Seller shall satisfy its obligations within five (5) Business Days after such final, non-appealable adjudication by wire transfer of immediately available funds; provided, however, that any obligation owed by Seller to Buyer Indemnified Party first shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement, and then, in the case of Losses incurred other than in respect of Section 8.02(a), if the Escrow Amount is insufficient to satisfy such obligation in full, Seller shall pay the Buyer Indemnified Party, in immediately available funds, the unsatisfied portion of any such payment obligation. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at the Agreed Interest Rate.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller representing a majority of the issued and outstanding Equity Interests of the Company and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 and Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company/Seller:	GSND Holding Corporation 21491 Meadowlark Drive Kildeer, Illinois 60047 E-mail: [•] Attention: George Selak, Chief Executive Officer & Director

with a copy to (which will not constitute notice):	Michael Best & Friedrich LLP 790 N Water Street, Suite 2500 Milwaukee, WI 53202 United States of America Facsimile: [•] E-mail: [•] Attention: [•]

If to Buyer:	AstroNova, Inc. 600 East Greenwich Avenue West Warwick, RI 02893 United States of America E-mail: [•]; Attention: [•]

with a copy to (which will not constitute notice):	Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210 United States of America Facsimile: [•] E-mail: [•] Attention: [•].

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.08(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement to one or more direct or indirect subsidiaries. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any related dispute shall be governed by and construed in accordance with the internal Laws of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

GSND HOLDING CORPORATION

By	/s/ George Selak
Name: George Selak
Title: President

COMPANY:

ASTRO MACHINE LLC

By	/s/ George Selak
Name: George Selak
Title: President

BUYER:

ASTRONOVA, INC.

By	/s/ David S. Smith
Name: David S. Smith
Title: Vice President and Chief Financial Officer

EXHIBIT A

Escrow Agreement

(See Attached)

EXHIBIT B-1

George Selak Employment Agreement

(See Attached)

EXHIBIT B-2

Nancy Dedic Employment Agreement

(See Attached)

EXHIBIT C

R&W Insurance Binder

(See Attached)